Filed pursuant to Rule 433

Registration Nos.: 333-205964, 333-205964-01 and 333-205964-02

Free Writing Prospectus, dated May 17, 2017

American Express Credit Account Master Trust

Issuing Entity

SERIES 2017-4

$500,000,000* Class A [●]% Asset Backed Certificates

  $21,429,000* Class B [●]% Asset Backed Certificates

American Express Receivables Financing Corporation III LLC

American Express Receivables Financing Corporation IV LLC

Depositors and Transferors

American Express Travel Related Services Company, Inc.

Servicer

American Express Centurion Bank

American Express Bank, FSB

Sponsors

The depositors and transferors have prepared a preliminary prospectus dated May 17, 2017 which describes the certificates to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the certificates.

*	Subject to increase or decrease as further described in the preliminary prospectus.

Ratings

The depositors and transferors expect that the certificates issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	S&P Global Ratings
Class A certificates	AAAsf	AAA (sf)
Class B certificates	A+sf	AA+ (sf)

It is a condition to the issuance of the certificates that each class of certificates receive the ratings listed above, except that the minimum required rating of the Class B certificates by each of Fitch Ratings, Inc. and S&P Global Ratings is Asf and A (sf), respectively.

Underwriters of the Class A certificates

Barclays	Deutsche Bank Securities	RBC Capital Markets

[●]	[●]	[●]
[●]	[●]	[●]

Underwriters of the Class B certificates

Barclays	Deutsche Bank Securities	RBC Capital Markets

The depositors and transferors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-205964) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositors and the transferors, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-375-6829 or by emailing RBCNYFIXEDINCOMEPROSPECTUS@RBCCM.COM.

**	All or a portion of the Class B certificates may be purchased directly by an affiliate of the transferors. There will be no underwriting arrangement for any Class B certificates purchased directly by that affiliate.